[International Game Technology letterhead]
August 20, 1999

International Game Technology
9295 Prototype Drive
Reno, Nevada  89511

     Re:  Registration on Form S-8 of International
          Game Technology (the "Company")

Ladies and Gentlemen:

     At your request, and as General Counsel of the Company, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $8,000,000 of Deferred Compensation Obligations of the Company (the "Obligations"), to be issued pursuant to the International Game Technology Deferred Compensation Plan (the "Plan"). I have examined the Plan and am familiar with the proceedings taken by the Company in connection with the authorization of the Plan, and the authorization, registration, and offering of the Obligations.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that:

          (1) the Obligations have been duly authorized by all necessary corporate action on the part of the Company;

          (2) when incurred in accordance with such authorization, the provisions of the Plan and relevant elections and agreements duly authorized by and in accordance with the terms of the Plan, the Obligations will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; and

          (3) the participants will not, solely by virtue of their status as participants, be held liable for assessments by the Company against amounts previously deferred, except for required withholding and other payroll or similar deductions, and other charges or adjustments, referenced in or contemplated by the Registration Statement and the terms of the Plan.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Brian McKay
Brian McKay
Sr. Vice President, General Counsel, Secretary